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                                                                   Exhibit 99.01

(VERITAS LOGO)

                                                                            NEWS

VERITAS Software Corporation
350 Ellis Street
Mountain View, CA 94043
(650) 527-8000


FOR IMMEDIATE RELEASE

              VERITAS SOFTWARE CORPORATION ANNOUNCES REDEMPTION OF
            CONVERTIBLE NOTES AND AUTHORIZATION FOR STOCK REPURCHASE

MOUNTAIN VIEW, CALIF. - JULY 28, 2003 - VERITAS Software Corporation (Nasdaq:
VRTS) announced today that it has called for full redemption on August 18, 2003 of the Company's 5.25% Convertible Subordinated Notes Due 2004 (the "2004 Notes") and 1.856% Convertible Subordinated Notes Due 2006 (the "2006 Notes" and together with the 2004 Notes, the "Notes"). The aggregate outstanding principal amount is approximately $64.0 million for the 2004 Notes and the aggregate accreted principal amount, as of June 30, 2003, for the 2006 Notes was approximately $405 million.

Prior to 5:00 p.m., Eastern Time, on August 17, 2003, holders may elect to convert their Notes into shares of the Company's common stock. The 2004 Notes are convertible, at the conversion price of $9.56 per share, into 104.6514 shares of the Company's common stock for each $1,000 principal amount of the 2004 Notes. As of June 30, 2003, the 2006 Notes were convertible, at an effective conversion price of $31.18 per share, into 27.9338 shares of the Company's common stock for each $1,000 principal amount of the 2006 Notes. Cash will be paid in lieu of fractional shares. On July 25, 2003, the closing price of the Company's common stock on the NASDAQ National Market was $30.76.

The redemption prices for any Notes that are not converted into shares of the Company's common stock prior to the redemption date are $1,015 per $1,000 principal amount of 2004 Notes and $875.78 per $1,000 principal amount of 2006 Notes, in each case plus accrued interest to the date of redemption. Any Notes that have not been converted into the Company's common stock on or prior to 5:00 p.m., Eastern Time, on August 17, 2003, will be redeemed on August 18, 2003. Interest will cease to accrue on the Notes after the close of business on August 17, 2003.


                                     -more-

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VERITAS Software Corporation Announces Redemption of Convertible Notes and
Authorization for Stock Repurchase
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The Company also announced today that its board of directors approved the repurchase of shares of the Company's common stock issued by the Company upon conversion of the 2006 Notes. The stock repurchase program announced today is in addition to the stock repurchase program previously announced on July 23, 2003. The Company is authorized to spend up to $300 million as previously announced plus the market value at the time of repurchase of any shares issued by the Company upon conversion of the 2006 Notes by holders in connection with the Company's redemption of the 2006 Notes as discussed above.

In connection with the redemption of its outstanding convertible notes, the company will incur a $5.3 million charge related to write-off of the unamortized debt issuance costs.

A Notice of Redemption is being sent by U.S. Bank National Association, the trustee of the Notes, to all registered holders of the Notes. Copies of the Notice of Redemption and additional information related to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

ABOUT VERITAS SOFTWARE

With revenue of $1.5 billion in 2002, VERITAS Software ranks among the top 10 software companies in the world. VERITAS Software is the world's leading storage software company, providing data protection, storage management, high availability and application performance management software to 86 percent of the Fortune 500. VERITAS Software's corporate headquarters is located at 350 Ellis Street, Mountain View, CA, 94043, tel: 650-527-8000, fax: 650-527-8050,
e-mail: vx-sales@veritas.com, Web site: www.veritas.com.

                                      # # #

INVESTOR CONTACT:
Renee Budig, Vice President, Investor Relations, VERITAS Software
(650) 527-4047, renee.budig@veritas.com

PRESS CONTACT:
Jean Kondo, Senior Manager, Corporate Communications, VERITAS Software
(650) 527-4842, jean.kondo@veritas.com

NOTE: VERITAS, the VERITAS Logo and all other VERITAS product names and slogans are trademarks or registered trademarks of VERITAS Software Corporation. VERITAS and the VERITAS Logo Reg. U.S. Pat. & Tm. Off. Other product names and/or slogans mentioned herein may be trademarks or registered trademarks of their respective companies.